FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602 (investors)
Stacey Fisher, Pure Communications
(305) 335-9577 (investors)
Sheryl Seapy, Pure Communications
(949) 608-0841 (media)
EPIX Pharmaceuticals Announces Second Quarter Financial Results
LEXINGTON, Mass. — August 7, 2007 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) today reported financial results for the second quarter ended June 30, 2007.
“We are very pleased by our achievement this quarter of several corporate goals, including the promising results from our Phase 1b clinical trial of PRX-07034 in both cognitive function and obesity and greater clarity regarding the regulatory path forward for Vasovist,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX.
EPIX Recent Corporate Highlights:
•	FDA Update on Vasovist — In June, EPIX announced that it received a response from the FDA regarding the company’s appeal for immediate approval of Vasovist™ (gadofosveset trisodium injection). In this response, the FDA stated that a blinded re-read of the images obtained from the previously completed Phase 3 clinical trials of Vasovist could support approval of Vasovist if the results are positive. EPIX is developing a protocol for submission to the FDA’s Division of Medical Imaging and Hematology Products, which will serve as the basis of a discussion for a FDA-EPIX agreement on the conduct and analysis of the requested blinded reread of the Phase 3 images.

•	Update on Research and Development Management Team — In June, EPIX announced the expansion of the company’s research and development team with the appointment of Sheila DeWitt, Ph.D. to the newly-created role of vice president of discovery, and the appointment of Tom Megerian, M.D., Ph.D. to the position of executive director, clinical research. In addition, Sharon Shacham, Ph.D. and Simon Jones, Ph.D. transitioned into roles of increased responsibility within the R&D team.

•	Results of PRX-07034 in Cognitive Function and Obesity — In April, EPIX announced positive results from a Phase 1b trial of PRX-07034 in a population of obese, but otherwise healthy, adults. PRX-07034 was well tolerated up to 600 mg once per day. No dose limiting toxicity was identified and no serious adverse events were reported. There were no withdrawals due to adverse events. PRX-07034 demonstrated predictable pharmacokinetics with dose proportional increases in exposures and a half-life supporting once-daily administration. Overall results on cognitive function showed a dose-dependent trend for improvement associated with PRX-07034. For the predetermined endpoint that combines speed and accuracy, there was a statistically significant effect (dose-dependent) (p=0.014 vs. placebo) at the 600 mg dose. In addition, signals suggestive of pharmacologic activity were observed for obesity, even in the in-patient setting. A greater proportion of subjects on drug experienced weight loss during the one month period than subjects on placebo.
Financial Results
Net loss for the second quarter of 2007 was $18.0 million, or $0.55 per share, versus $3.2 million, or $0.20 per share, for the same period in 2006. The increase in the net loss was primarily due to an increase in research and development expenses associated with the therapeutic pipeline.
Total revenues in the second quarter of 2007 were $1.8 million, compared to $1.4 million in the second quarter of 2006. Research and development expenses totaled $14.8 million in the second quarter of 2007, compared to $3.1 million in the second quarter of 2006. The increase in research and development expenses was primarily attributable to expenses associated with our four ongoing clinical development programs, as well as preclinical programs and internal costs, which began after the acquisition of Predix Pharmaceuticals Holdings, Inc. was completed on August 16, 2006.
General and administrative expense was $4.5 million in the second quarter of 2007 compared to $1.8 million in the second quarter of 2006. The increase in general and administrative expense was primarily due to costs associated with the increase in personnel and infrastructure relating to the Predix acquisition. Additionally, EPIX incurred greater legal expenses, including for patent-related matters, due to the increased complexity of the post-merger company.
As of June 30, 2007, EPIX had cash, cash equivalents and short-term investments of $76.4 million compared to $109.5 million on December 31, 2006. Management estimates that cash, cash equivalents and marketable securities on hand as of June 30, 2007, together with anticipated revenue earned in 2007 and 2008, will fund operations through 2008.
EPIX currently has $100.0 million of convertible debt outstanding. Approximately 32.7 million shares of common stock were outstanding at June 30, 2007.
Dr. Kauffman added, “Over the next several months we will be focused on continuing to strategically advance our clinical development programs. Specifically, we are looking forward to data from several of our key programs, including safety and tolerability findings from our Phase 2a trial in PH associated with COPD in the short-term, safety and dosing information from our Alzheimer’s Phase 2a combination trial in the fourth quarter of 2007 and efficacy data from our Phase 2b clinical trial in depression in the first half of 2008.”
Upcoming Milestones
•	Results from Phase 2a trial of PRX-08066 in patients with pulmonary hypertension (PH) associated with chronic obstructive pulmonary disease (COPD) – August 2007

•	Results from Phase 2a trial of PRX-03140 in Alzheimer’s disease – late 2007

•	Results from Phase 2b trial of PR-00023 in major depressive disorder – 1H08
Upcoming Investor Events
•	Maxim Group Growth Conference, New York City, Sept. 20, 2007

•	Natexis Bleichroeder “The Hidden Gems Conference,” New York City, Oct. 8-9, 2007

•	Windhover Therapeutic Area Partnership Conference, Philadelphia, Oct. 24-26, 2007
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics, and Bayer Schering Pharma AG, Germany. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory and business strategies, the progress of our clinical development program and timing of the results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on
Form 10-Q.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$1,757	$1,356	$3,712	$3,058

Operating expenses:
Research and development	14,790	3,135	28,281	7,000
General and administrative	4,478	1,778	13,092	4,201
Royalties	84	28	137	72
Restructuring	350	62	350	351

Total operating expenses	19,702	5,003	41,860	11,624

Operating loss	(17,945)	(3,647)	(38,148)	(8,566)
Other income (expense), net	(79)	535	653	971
Provision for income taxes	20	44	58	88

Net loss	$(18,044)	$(3,156)	$(37,553)	$(7,683)

Net loss per share, basic and diluted	$(0.55)	$(0.20)	$(1.15)	$(0.50)

Weighted average number of shares outstanding, basic and diluted	32,622	15,523	32,610	15,523

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)

Cash, cash equivalents and marketable securities	$76,404	$109,543
Total assets	95,324	125,027
Convertible debt	100,000	100,000
Total liabilities	162,497	157,049
Stockholders’ deficit	(67,173)	(32,021)